FAITH CONNEXION
License Terms

Purpose:	To enter into a license agreement for the purposes of exploiting the Faith Connexion trademark (the “Mark”) in International Class 025 in the Territory.

Parties:	Faith Connexion S.A.R.L., French corporation
Blue Holdings, Inc., a Nevada corporation

Term:	3 years, with a first year of 18 months and a second year of 6 months

Territory:	The entire North American and South American continents, Japan and Korea

Royalty:	Year 1	9% Net Sales
	Year 2	9% Net Sales
	Year 3	9.5% Net Sales

Minimum
Royalties:	Year 1	$450,000
	Year 2	$315,000
	Year 3	$950,000

Minimum Net	Year 1	$5.0 million
Sales:	Year 2	$3.5 million
	Year 3	$10 million

Marketing &
Promotion:	Licensee is obligated to invest in advertising, marketing and promotion a sum equivalent to 3% of the actual net sales

Distribution:	Specialty boutiques and better department stores

Design:	All designs to be created by Licensor.

Manufacturing:	Licensee shall be entitled to procure manufacturing through Licensor’s sources, or to request tech packs from Licensor and source its own manufacturing, subject to Licensor’s reasonable approval.

Sales:	Licensee is responsible for all costs associated with selling the licensed products in the territory, including salaries, commissions, trade show and showroom expenses.